Exhibit 10.6
Cardinal Health, Inc. Management Incentive Plan
1.Establishment and Purpose.
The Cardinal Health, Inc. Management Incentive Plan (the “Plan”) permits the grant of cash incentive awards to key management employees effective as of November 5, 2021 (the "Effective Date").
2.Definitions.
Whenever used in the Plan, the following capitalized terms have the meanings set forth below:
(a)“Administrator” means the Committee, or such delegates as may be administering the Plan in accordance with Section 9 of the Plan.
(b)“Affiliate” means any Subsidiary or other entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.
(c)“Award” means the cash bonus opportunity granted to a Participant under the Plan.
(d)“Board” means the Board of Directors of the Company.
(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and rulings of general applicability issued thereunder as in effect from time to time.
(f)“Committee” means the Human Resources and Compensation Committee of the Board.
(g)“Company” means Cardinal Health, Inc., an Ohio corporation, or any successor thereto.
(h)“Company Group” means the Company and its Affiliates.
(i)“Competitor” means, unless the Administrator determines otherwise, any person or business that competes with the products or services provided by a member of the Company Group for which Participant had business responsibilities within 24 months prior to a termination of employment or about which Participant obtained confidential information (as defined by the applicable Company Group policies or agreements).
(j)“Competitor Conduct” means, unless the Administrator determines otherwise, accepting employment with, or directly or indirectly providing services to, a Competitor. If Participant has a termination of employment and Participant’s responsibilities to the Company Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the termination of employment, then Competitor Conduct will be limited to that specific territory or territories within or outside the United States.
(k)“Disability,” unless the Administrator determines otherwise, has the meaning specified in the Company’s long-term disability plan applicable to the Participant at the time of the disability. Notwithstanding the foregoing, if a payment under this Plan is deemed to be deferred compensation that is subject to Section 409A of the Code, “Disability” has the meaning ascribed to such term under that section.
(l)“Early Retirement Eligible” means, unless the Administrator determines otherwise, a Participant that has either (i) attained age 53 and completed at least eight years of continuous service with the Company and its Affiliates or (ii) attained age 59 and completed at least four years of continuous service with the Company and its Affiliates, in each case including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company.
(m)“Employee” means a regular, active employee of the Company or of any Affiliate. The term “Employee” does not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Administrator, the Company, or an Affiliate at the time of hire as not eligible to participate in or receive benefits under Company plans or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority.
(n)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(o)“Misconduct” means, unless the Administrator determines otherwise in any agreement governing an Award or elsewhere:
(i)disclosing or using any of the Company Group’s confidential information (as defined by the applicable Company Group policies and agreements) without proper authorization from the Company Group or in any capacity other than as necessary for the performance of Participant’s assigned duties for the Company Group;
(ii)violation of the Company’s Standards of Business Conduct or any successor code of conduct or other applicable Company Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Participant;
(iii)fraud, gross negligence, or willful misconduct by Participant;

(iv)directly or indirectly soliciting, recruiting or employing (whether as an employee or independent contractor) on behalf of a person or entity other than a member of the Company Group, any person who is an employee, representative, officer or director in the Company Group or who held one or more of those positions at any time within the 12 months prior to Participant’s termination of employment;
(v)directly or indirectly inducing, encouraging or causing an employee of the Company Group to terminate his or her employment or a contract worker to terminate his or her contract with a member of the Company Group;
(vi)any action by Participant or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Company Group and any of its customers, prospective customers, vendors, suppliers or employees known to Participant; or
(vii)breaching any provision of any employment or severance agreement with a member of the Company Group.
(p)“Participant” means an Employee who meets the eligibility requirements of Section 3 and has been granted an Award with respect to one or more Performance Periods.
(q)“Performance Goals” have the meaning set forth in Section 4.
(r)“Performance Period” means the twelve-month period beginning on each July 1st and ending on the next succeeding June 30th during the term of the Plan, or such other period established by the Administrator from time to time with respect to which the attainment of Performance Goals will be determined.
(s)“Retirement” means, unless the Administrator determines otherwise, termination of employment (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its Affiliates after either (i) attaining age fifty-five (55) and completing at least ten (10) years of continuous service with the Company and its Affiliates or (ii) attaining age sixty (60) and completing at least five (5) years of continuous service with the Company and its Affiliates, in each case including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.
(t)“Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.
(u)“Termination for Cause” means termination of employment from the Company and its Affiliates on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any Affiliate, or the intentional violation of the written policies or procedures of the Company; provided that for a Participant who is eligible for severance benefits under the Cardinal Health, Inc. Senior Executive Severance Plan or is party to an individual severance or employment agreement defining Termination for Cause, “Termination for Cause” has the meaning set forth in such plan or agreement. For purposes of this Plan, a Participant’s termination of employment will be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.
3.Eligibility and Participation.
(a)Eligibility and Participation. The Administrator will designate or determine the methodology and criteria for the designation of, the key Employees who are granted Awards under the Plan.
(b)Partial Performance Period Participation. An Employee who is selected to participate in the Plan after the beginning of a Performance Period may be granted an Award under the Plan for that Performance Period on a ratable basis on such terms and conditions as determined by the Administrator.
(c)No Right to Participate. No Employee will at any time have a right to be selected for participation in the Plan for any Performance Period, whether or not they previously participated in the Plan.
4.Award Determination.
(a)Performance Goals. As to each Performance Period, the Administrator will establish Performance Goals for Awards. Except as otherwise provided herein, the extent to which the Performance Goals are satisfied will determine the amount, if any, of the Award that will be earned by each Participant. The Performance Goals may vary for different Performance Periods and need not be the same for each Participant receiving an Award for a Performance Period.
(b)Final Award Determinations. At or following the end of each Performance Period, the Administrator will determine the final Award based on achievement of the Performance Goals and such other business or individual objectives or factors that it determines appropriate. The Administrator may adjust (up or down) any final Award for Participants based on such further considerations as the Administrator determines in its sole discretion.

5.Payment of Awards.
(a)Form and Timing of Payment. The Administrator will determine the timing of payment of any Award; provided, however, such payment will occur in all events within the short-deferral period specified in Treasury Regulation Section 1.409A-1(b)(4).

(b)Deferral Features.
(i)Elective Deferral. The Administrator may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer payment of any Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules, and procedures that the Administrator deems advisable for the administration of any such deferral program.
(ii)Mandatory Deferral. The Administrator additionally or alternatively may establish one or more programs under the Plan to require the deferral of payment of any Award for any specified period after the end of the applicable Performance Period, during which time the amount payable under the deferred Award may be reduced if and to the extent that the Administrator determines that the Participant whose Award is subject to such deferral engaged in Misconduct or Competitor Conduct. In such case, the Administrator will establish the conditions and mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules, and procedures that the Administrator deems advisable for the administration of any such deferral program.
(c)Unsecured Interest. The Plan is intended to constitute an unfunded plan for incentive compensation. To the extent that any party acquires a right to receive a cash payment under the Plan, such right will be equivalent to that of an unsecured general creditor of the Company.
6.Termination of Employment.
(a)General. Except as set forth in Sections 6(b), (c) and (d), if a Participant’s termination of employment occurs before the date the Award is paid for the applicable Performance Period, all the Participant’s rights to any Award for that Performance Period will be forfeited.
(b)Retirement, Death or Disability. If a Participant’s termination of employment occurs by reason of Retirement, death, or Disability before the date the Award is paid for the applicable Performance Period, the Award determined by the Administrator to be paid will be based upon the number of days that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination will be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. Unless determined by the Administrator, the Award will be paid at the same time payments are made to other Participants and will be based on the level of performance achieved, to the extent applicable to such Award. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.
(c)Involuntary Terminations of Employment During Fourth Quarter. In the event that a Participant’s termination of employment by the Company (other than as a Termination for Cause or as a result of Participant’s Retirement, death or Disability) occurs on or after the first day of the last quarter of the applicable Performance Period and before the date the Award is paid for the applicable Performance Period, the Award determined by the Administrator to be paid will be based upon the number of days that the Participant was employed by the Company during the Performance Period. Unless determined by the Administrator, the Award will be paid at the same time payments are made to other Participants and will be based on the level of performance achieved, to the extent applicable to such Award.
(d)Other Involuntary Terminations of Employment with Separation Agreement. If Sections 6(b) and 6(c) of the Plan are not applicable, a Participant’s termination of employment by the Company (other than as a Termination for Cause) occurs at a time when the Participant is Early Retirement Eligible, and the Participant enters into a written separation agreement and general release of claims with the Company and its Affiliates (in such form as may reasonably be presented by the Company) (a “Separation Agreement”) no later than 45 days after such termination of employment and does not revoke such Separation Agreement, the Award determined by the Administrator to be paid will be based upon the number of days that the Participant was employed by the Company during the Performance Period. Unless determined by the Administrator, the Award will be paid at the same time payments are made to other Participants and will be based on the level of performance achieved, to the extent applicable to such Award.
7.Recoupment.
(a)Financial Restatements. The Plan will be administered in compliance with Section 10D of the Exchange Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Company’s common shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of any Award if the amount of the Award was calculated based upon the achievement of financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to the Participant would have been lower than the amount actually paid to the Participant had the financial results been properly reported. This Section 7(a) will not be the Company’s exclusive remedy with respect to such matters and, except as otherwise required by applicable law, will not apply after a “Change of Control” of the Company as defined in the Company’s long-term incentive plan.
(b)Other Special Repayment and Forfeiture Events. If a Participant engages in Misconduct or Competitor Conduct during employment or within 12 months after a termination of employment for any reason, then (i) the Participant forfeits any Award that has not yet been paid (including any amounts subject to elective or mandatory deferral) and (ii) the Participant will, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross amount of any Award paid to the Participant at any time within the last 12 months before a termination of employment less (B) $1.00.
(c)Confidential Information. Notwithstanding anything in this Plan to the contrary, nothing in this Plan will prevent a Participant from testifying truthfully as required by law, prohibit or prevent a Participant from filing a charge with or participating, testifying or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, etc.), or prevent a Participant from disclosing the Company’s confidential information in confidence to a federal, state or local government official for the purpose of reporting or investigating a suspected violation of law.
8.Rights of Participants.
(a)Employment. No person will have any claim or right to be granted an Award under this Plan and the grant of an Award will not confer upon any Participant any right to be retained as an employee of the Company or any of its Affiliates, nor will it limit or interfere in any way with the right of the Company or any Affiliate to terminate the employment of any Participant at any time or to increase or decrease the compensation of any Participant. There is no obligation for uniformity of treatment of Participants under this Plan or otherwise.
(b)Non-transferability. No right or interest of any Participant in the Plan will be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy, and any attempt to take any such action will be null and void.
(c)Foreign Participants. The Administrator may, to fulfill the Plan purposes and without amending the Plan, may make such modifications, amendments, procedures, or subplans with respect to Awards granted to Participants who are foreign nationals or employed outside the United States as may be necessary or advisable to recognize differences in local law, tax policy or custom.
9.Authority of the Administrator.
(a)General. The Plan will be administered by the Administrator. Subject to the provisions of the Plan, the Administrator will have full authority to interpret the Plan and the terms of Awards made hereunder, to establish, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions for making or modifying Awards, to correct administrative errors, and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and decisions made by the Administrator pursuant to the provisions hereof will be made in the Administrator’s sole discretion and will be final, binding, and conclusive on all persons.

(b)Other Administration. The Committee may delegate to one or more directors or authorized officers of the Company the power to grant Awards to, and administer Awards for, persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act and any such person(s) when acting within the scope of such delegation will be deemed one of the Plan’s Administrators with respect to such Awards.
(c)Delegation of Authority for the Day-to-Day Administration of the Plan. The Administrator hereby delegates to the Company’s Chief Executive Officer and Chief Human Resources Officer, each individually, and to such persons as they may designate, the day-to-day administration of the Plan for persons who are not subject to Section 16 of the Exchange Act, including the authority to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator, and such other functions as the Administrator may determine from time to time. Such delegation may be revoked at any time.
10.Amendments.
The Committee, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant, materially reduce the right of a Participant to a payment or distribution hereunder to which they have already become entitled. No new Award may be granted during any period of suspension of the Plan or after termination of the Plan.
11.Section 409A.
(a)It is intended that the Plan and any Awards made hereunder either be exempt from or comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to a Participant. The Plan and any Awards made hereunder will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it on the earlier of as soon as practicable after the Participant’s death or six months after such separation from service.
(c)The Company reserves the right to make amendments to the Plan and Awards hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and Awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates have any obligation to indemnify or otherwise hold a Participant harmless from any or all such taxes or penalties.
12.Miscellaneous.
(a)Severance Benefits. In the event a Participant is eligible to receive severance benefits under the Cardinal Health, Inc. Senior Executive Severance Plan or the Severance Benefit Program applicable to Vice Presidents and roles below Vice President, as applicable, the terms of those severance plans will govern regarding the treatment of Awards if they conflict with the terms of this Plan.
(b)Choice of Law. The Plan and all agreements hereunder will be governed by and construed in accordance with the laws of the State of Ohio.
(c)Withholding Taxes. The Company will have the right to deduct from all cash payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to any Award.
(d)Additional Arrangements. Nothing contained in this Plan will prevent the Company from adopting other or additional compensation arrangements for any Participant.
(e)Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
(f)Successors. All obligations of the Company under the Plan will be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business or assets of the Company.
(g)Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan. Any reference to a section (other than to a section of the Plan) will also include a successor to such section. Except where otherwise indicated by the context, the plural will include the singular, and the singular will include the plural.